Exhibit 99.1

News Release

	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547

FOR IMMEDIATE RELEASE

Jack Lascar / jlascar@drg-e.com
Anne Vincent / avincent@drg-e.com
DRG&E / 713-529-6600
Copano Energy Agrees to Acquire Cimmarron Gathering, L.P. for $95 Million
HOUSTON, April 5, 2007 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that it has signed a definitive agreement to acquire Cimmarron Gathering, L.P., of Gainesville, Texas, for total consideration of $95 million (subject to certain closing adjustments). The purchase price consists of $41 million of cash and $54 million of Class C units to be issued at closing.
     Cimmarron owns interests in approximately 3,820 miles of pipelines in central and eastern Oklahoma and in north Texas, of which approximately 430 miles are operated for natural gas service, approximately 50 miles are operated for crude oil gathering service and approximately 3,340 miles are held for potential future development. The company anticipates the acquisition will close in the second quarter of 2007, subject to customary closing conditions, including anti-trust regulatory approval.
     “We are pleased and honored that Cimmarron’s ownership group, led by Richard K. Gordon and John Schmitz, has agreed to combine Cimmarron’s midstream operations with Copano and has elected to maintain a significant ongoing equity interest in our company,” stated John Eckel, Chairman and Chief Executive Officer of Copano Energy.
     “This transaction will significantly expand our Mid-Continent Operations segment’s ability to provide services for processable natural gas from the Woodford Shale in south central Oklahoma and enable us to provide services to producers of casinghead gas from the Barnett Shale in the northern portion of the Fort Worth Basin.
     “In addition to extending our geographic footprint, Cimmarron brings us an attractive contract portfolio, the ability to integrate and optimize our existing Mid-Continent gathering systems, and a very capable team of operating, supply development and administrative personnel that we look forward to welcoming to Copano,” he said.
     The Oklahoma gathering assets include approximately 350 miles of active natural gas gathering pipelines and approximately 40 miles of active crude oil gathering pipelines. The related contract portfolio includes dedications in excess of 88,000 acres.
     Cimmarron’s north Texas assets include a 70% interest in the Tri-County Gas Gathering System, which consists of approximately 80 miles of active gathering pipelines, of which approximately 30 miles are newly constructed and are expected to be placed in service this month, and approximately 40 miles held for potential future development. Tri-County’s contract portfolio includes dedications in excess of 45,000 acres. Cimmarron’s business will be integrated with and managed by Copano’s Mid-Continent operating subsidiary, ScissorTail Energy, LLC of Tulsa, Oklahoma.
     The cash portion of the consideration will be funded through borrowings under Copano’s existing revolving credit facility. The Class C units to be issued to the Cimmarron owners will be a new class of Copano units and will automatically convert to common units in 25% installments on the six-month, 12-month, 18-month and 24-month anniversaries of the closing date. Prior to conversion, the Class C units will not be entitled to receive the quarterly distributions made on the common units. The Class C units will be issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and will not be quoted for trading on NASDAQ or listed on any securities exchange.
     “The transaction is expected to be modestly accretive to distributable cash flow in 2007 and between 5% and 10% accretive to distributable cash flow in 2008. We also expect that incremental organic opportunities will emerge in subsequent years as a result of this acquisition,” added Mr. Eckel.
     RBC Capital Markets acted as Copano’s advisor and provided a fairness opinion regarding the transaction to Copano’s Board of Directors.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in central and eastern Oklahoma and in the Texas Gulf Coast region.
     This news release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the company’s Securities and Exchange Commission filings.
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